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                                                                    EXHIBIT 99.3


                                 ATLAS AIR, INC.

                                Offer to Exchange

                    Pass Through Certificates, Series 2000-1,

                      which have been registered under the
                       Securities Act of 1933, as amended,

                           for any and all Outstanding

                    Pass Through Certificates, Series 2000-1


To:      Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees

                  Upon and subject to the terms and conditions set forth in the prospectus, dated ____________, 2000 (the "Prospectus"), and the enclosed letter of transmittal (the "Letter of Transmittal"), an offer to exchange (the "Exchange Offer") the registered Pass Through Certificates, Series 2000-1 (the "New Certificates") for any and all outstanding Pass Through Certificates, Series 2000-1 (the "Old Certificates") (CUSIP Nos. 049164AY2, U04885AG1, 049164BA3, U04885AH9, 049164BC9 and U04885AJ5) is being made pursuant to such Prospectus. The Exchange Offer is being made in order to satisfy certain obligations of Atlas Air, Inc. (the "Company") contained in the Registration Rights Agreement dated as of January 28, 2000, between the Company and the Initial Purchasers.

                  We are requesting that you contact your clients for whom you hold Old Certificates regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Certificates registered in your name or in the name of your nominee, or who hold Old Certificates registered in their own names, we are enclosing the following documents:

                  1. Prospectus dated ______________, 2000;

                  2. The Letter of Transmittal for your use and for the information of your clients;

                  3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Certificates

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are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

                  4. A form of letter which may be sent to your clients for whose account you hold Old Certificates registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

                  Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on __________, 2000 (the "Expiration Date") (30 calendar days following the commencement of the Exchange Offer), unless extended by the Company. The Old Certificates tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 P.M. New York City time on the Expiration Date.

                  To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Certificates should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

                  If holders of Old Certificates wish to tender, but it is impracticable for them to forward their certificates for Old Certificates prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures."

                  Additional copies of the enclosed material may be obtained from Wilmington Trust Company, the Exchange Agent, at 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Robert Hines, Phone (302) 651-8816 and facsimile (302) 651-1079.

                                                  ATLAS AIR, INC.